Exhibit 15.11

[LETTERHEAD OF GAFFNEY, CLINE & ASSOCIATES (CONSULTANTS)PTE LTD.]

YDH/dh/PS-13-2127&PS-13-2128/2014/L0090a

27th March, 2014

CNOOC Limited
No. 25, Chaoyangmenbei Dajie
Dongcheng District
Beijing 100010, P.R. China

Dear Sir,

Consent of Independent Consultant

We consent to the reference to our firm in the form and context in which they appear in this Annual Report on Form 20-F, the inclusion of our reports herein, and to the incorporation by the reference in any Registration Statement on Form F-3 and related Prospectus Supplements of CNOOC Limited for the registration of debt securities and guarantees previously filed with the Securities and Exchange Commission.

Yours sincerely,

Gaffney, Cline & Associates (Consultants) Pte Ltd.

/s/ Stephen A. Sakowski
Stephen A. Sakowski
Technical Director